EXHIBIT 10.6

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) dated July 2, 2019 and effective July 15, 2019 (the “Effective Date”) is entered into by Newpark Resources, Inc.  (the “Company”), a Delaware corporation, and David Paterson (the “Executive”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the Parties. Executive and the Company may sometimes be referenced herein individually as “Party” or together as the “Parties.”

WHEREAS, the Company desires: a) for Executive to serve as Vice President and President, Fluids Systems of the Company, as further outlined below; and b) for Executive to enter into certain restrictive covenants as set forth in this Agreement; all, in order to enhance shareholder value and grow the Company’s business to its maximum potential; and

WHEREAS, Executive has represented himself as qualified to achieve the foregoing objectives, and the Parties mutually desire and agree to enter into this Agreement.

NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the Parties as follows:

1.	Indemnification and Change of Control

1.1.    Indemnification. Executive shall execute simultaneously with this Agreement an Indemnification Agreement, in the form of the attached Appendix A, and that agreement is incorporated herein by reference.

1.2.    Change of Control. Executive and the Company shall execute a Change of Control Agreement in the form of the attached Appendix B, and that agreement is incorporated herein by reference.

2.	Confidentiality

2.1.    Executive’s Receipt of Confidential Information. Executive acknowledges that in connection with his role as an officer of the Company and in providing services in support of the Company Parties, Executive will receive, have access to and have the opportunity to develop certain confidential or proprietary information and knowledge concerning the Company Parties and each of the respective businesses, methods and operations (“Confidential Information”), which the Company Parties desire to protect.  Confidential Information under this Agreement includes, by way of example and without limitation, information regarding the Company Parties’ customers, employees, contractors, operations, markets and industries not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Parties’ relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; trade secrets; programs; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Parties; bids or proposals submitted to any third party;

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technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company Parties in the pursuit of their business will not cause the information to lose its protected status under this Agreement.

2.2.    Confidential Agreement Provisions. Executive agrees not to disclose any of the terms or provisions of this Agreement to any other Person except as (a) reasonably required to be disclosed to a Person with a legitimate reason to obtain such information for Executive’s personal financial, tax or estate planning, (b) required to be disclosed pursuant to applicable law, including securities laws, (c) authorized to do so by the Company in the performance of or relating to Executive’s regular employment duties to the Company Parties, and (d) allowed under Section 6.10.

2.3.    Value of Confidential Information. Executive acknowledges and stipulates that the Confidential Information constitutes a valuable, special, and unique asset used by the Company Parties in their businesses to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company Parties in maintaining their competitive position and economic investment, as well as work for their respective employees.

2.4.    Executive’s Promise Not to Use or Disclose Confidential Information. Both during and after the period Executive serves as an employee of any of the Company Parties, Executive agrees not to misappropriate or, without the prior express written consent of another officer of the Company, use, disclose or otherwise make available to any Person any Confidential Information, except as (a) authorized in the performance of Executive’s regular duties to the Company and/or (b) as allowed under Section 6.10. Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.

2.5.    Return of Confidential Information and Property.   All written materials, customer or other lists or databases, records, data, and other documents prepared or possessed by Executive in connection with Executive’s employment by any of the Company Parties belong to the Company Parties or any of them.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment by any of the Company Parties (whether during business hours and whether on any of the Company Parties’ premises or otherwise), which relate to the Company Parties’ business, products, or services are the Company Parties’ sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the property of the Company Parties.  At the termination of Executive’s employment by any of the Company Parties, regardless of the reason and whether by Executive or the Company, Executive will promptly return to the Company all papers, documents, writings, any computer related hardware or software, cell phone(s), keys, or other data or property belonging to the Company Parties that is in Executive’s possession, custody or control, including, without limitation, Confidential Information and any such data that Executive had access to or possessed while serving as an officer of the Company.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.

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2.6.    No Use of Other Confidential Information or Conflicting Obligations by Executive. Executive promises that he will not use during the term of his employment by any of the Company Parties, disclose to the Company Parties, bring on the Company Parties’ premises, or induce the Company Parties or any of their employees to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to any of Executive’s previous employers or belonging to any other Person. Further, Executive represents that he is not a party to any other agreement, or under any other duty, which will interfere or conflict with Executive’s full compliance with this Agreement. Executive will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Executive represents that his performance of this Agreement and his employment with any of the Company Parties does not and will not breach any agreement or other duty Executive has to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with any of the Company Parties, including any information belonging to any of Executive’s prior employers.

2.7.    Breach of this Section. Executive understands and agrees that the restrictions in this Section 2 shall continue beyond the termination of Executive’s employment with any of the Company Parties regardless of the reason for such termination. Executive acknowledges that money damages may not be sufficient remedy for any breach of this Section 2 by Executive, and that the Company shall be entitled to seek to enforce the provisions of this Section 2 by specific performance and injunctive relief as remedies for such breach or any threatened breach. The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Section 2 that are relevant to each of them. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 2, but shall be in addition to all remedies available at law or in equity to the Company Parties, including the recovery of damages from Executive and his agents involved in such breach. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 2, the Company may elect either directly or though one of the Company Parties (a) to cease any payments otherwise due to Executive and recover all payments made to Executive by any of the Company Parties on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

3.	Additional Post-Employment Restrictions

3.1.    Consideration to Executive. The restrictive covenants contained in this Section 3 are supported by consideration to Executive from the Company Parties as specified in this Agreement, including the consideration provided in Sections 1-2. Executive acknowledges that the consideration provided for in Sections 1-2 of this Agreement constitute separate and independent consideration for the restrictive covenants contained in this Section 3 and entered into by Executive, and that the consideration in each such Section 1, and 2 is reasonable and sufficient consideration for Executive’s promises in this Agreement.

3.2.    Non-Competition. Executive agrees that during the period of Executive’s employment with any of the Company Parties and during the twelve (12) month period immediately following the date of termination of Executive’s employment with any of the Company Parties (the “Restricted Term”), Executive will not, directly or indirectly, for himself or for others, anywhere in the Restricted Area (as defined below), unless expressly authorized in writing by the CEO of the Company, engage in, or assist any Person engaged in, the selling or providing of products or services that would displace the products or services (a) which any of the Company Parties sell, provide or plan to sell or provide as of the date of termination of Executive’s employment or at any time during Executive’s employment with any of the Company Parties, or (b) with which Executive had involvement or about which Executive received or had access to Confidential Information in the course of his employment by any of the Company Parties.  The foregoing is expressly understood to include, without limitation, the business of manufacturing, selling and/or providing products or services of the same type

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offered and/or sold by the Company Parties as of the date of termination of Executive’s employment or any time during Executive’s employment. “Restricted Area” under this Agreement means the geographic areas listed in Appendix C attached hereto and incorporated herein by reference. For the avoidance of doubt, the Restricted Term shall continue uninterrupted in the event the Executive resigns from, is terminated by or otherwise ceases employment with one of the Company Parties and is immediately thereafter hired as an employee by another of the Company Parties.

3.3.    Prohibition on Circumvention. Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company Parties.

3.4.    Non-Solicitation of Customers.  During the Restricted Term, Executive shall not on his own behalf or on behalf of any other Person, either directly or indirectly, within the Restricted Area, (a) call on, service, or solicit competing business from customers of the Company Parties with whom Executive had or made contact within the twelve (12) months immediately preceding the date of termination of Executive’s employment with any of the Company Parties, or (b) induce or encourage any such customer or other source of ongoing business to stop doing business with any of the Company Parties.

3.5.    Non-Solicitation of Employees.  During the Restricted Term, Executive shall not, on his own behalf or on behalf of any other Person, either directly or indirectly, call on, solicit, or retain any employee or officer of any of the Company Parties, with whom Executive worked, had contact or associated, or about whom Executive received Confidential Information, within the course of Executive’s employment with any of the Company Parties, or in any other manner attempt, directly or indirectly, to influence, encourage, or induce any such employee or officer of any of the Company Parties to terminate or discontinue his or his employment with any of the Company Parties.

3.6.    Reasonableness of Restrictions; Severability; Reformation.  Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 3 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Parties. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overly broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  Executive and the Company further agree that the covenants in this Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of this Section 3.

3.7.    Remedies for Breach. Executive agrees that a breach or violation of this Section 3 of this Agreement by Executive shall entitle the Company Parties as a matter of right, to an injunction, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company Parties may show themselves justly entitled, including, but not limited to, specific performance

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and damages.  The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Section 3 that are relevant to each of them. The Parties specifically agree that the remedy of damages alone is inadequate. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 3, the Company Parties may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

3.8.    Advance Approval of Board. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and other legitimate business interests of the Company Parties.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of Directors of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

4.	Dispute Resolution

4.1.    Informal Resolution. In the event of a dispute arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with any of the Company Parties (other than a claim arising under or relating to Sections 2 and 3 of this Agreement, which are specifically excluded from the scope of this Section 4.1), prior to seeking arbitration as provided for below, the Party claiming to be aggrieved shall first advise the other Party, in writing, of the specifics of the claim, including the specific provision of this Agreement alleged to have been violated, if applicable, as well as provide the other Party with any supporting documentation the Party desires to produce at that time.  If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive.  The Parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the Parties agree in writing to mutually extend the time for one additional thirty (30) day period.  Following such attempts to resolve any such dispute, either Party may require arbitration of the other.

4.2.    Mandatory Arbitration. The Parties mutually agree that any and all disputes arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with any of the Company Parties, which the Parties are unable to resolve as provided for above, if applicable, will be submitted exclusively to final and binding arbitration pursuant to the Federal Arbitration Act. The arbitration will be conducted in the city where the Company’s headquarters are then located or such other location as the Parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure.  If the Parties cannot agree upon an arbitrator, then each Party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The legal expenses of each Party shall be borne by them respectively.  However, the cost and expenses of the arbitrator in any such action shall be borne equally by the Parties.  The arbitrator’s decision, judgment, and award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 4.2 shall only have jurisdiction

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and authority to interpret, apply, or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. The Parties understand that their mutual obligations to arbitrate under this Section 4.2 survive any termination of this Agreement.

4.3.    Temporary Relief. Notwithstanding any other provision hereof, to preserve the status quo or return the Parties to their positions as they existed prior to any alleged improper conduct, any Party may seek temporary relief, i.e., temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction over the Parties, and such court may issue such relief, if the requirements under applicable law are met.

5.	Miscellaneous Provisions.

5.1.    Headings.   Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.2.    Notices.   Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the Person to be notified.  Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery.  For purposes of Notice, the address of the Parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company or any of the Company Parties:

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention: Chief Executive Officer
or at such address as the Company or any of the Company Parties may have advised Executive in writing; and

(b)	If to Executive: David Paterson

or at such other address as Executive may have advised the Company in writing.

5.3.    Waiver.  The failure by any Party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party.  Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.

5.4.    Choice of Law.  The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

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5.5.    Invalidity of Provisions.  If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

5.6.    Entire Agreement; Written Modifications.   This Agreement, together with Appendix A, Appendix B, and Appendix C, contains the entire agreement between the Parties and supersedes all prior or contemporaneous representations, promises, understandings, and agreements between Executive and the Company.

5.7.    Successors; Assignment. Executive acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other Person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company may assign, and Executive expressly consents to the assignment of, this Agreement to any Person, including, without limitation, any successor, parent, subsidiary, or affiliated entity of the Company, including in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive acknowledges that his obligations under this Agreement are personal to Executive and may not be assigned by him without prior written consent from the Company.

5.8.    Attorney’s Fees.  The prevailing Party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such Party in enforcing or defending against an action to enforce this Agreement.

5.9.    Non-Disparagement. Subject to Section 6.10 below, Executive agrees for himself, and all others acting on his behalf, either directly or indirectly, not to make, support, encourage, induce or voluntarily participate in any oral or written statements about the Company, any other Company Party, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing; except as required by law, when testifying truthfully pursuant to subpoena or other legal process, or when communicating with law enforcement or government agencies.

5.10.    Protected Disclosures. Notwithstanding the obligations stated in this Agreement, including the restrictions found in Section 2 and Section 6.9, neither this Agreement nor any other agreement or policy of the Company Parties shall prevent or prohibit Executive from making the protected statements or disclosures or engaging in the protected activities, in each case, as follows: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by Executive to his attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) providing information to any federal, state or local governmental agency or commission or participating in any investigation or proceeding conducted by any such governmental agency or commission, or (e) using the Company’s internal reporting procedures, or (f) other actions protected as whistleblower activity under applicable law. Further, this Agreement does not impose any condition precedent (such as prior notice to

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the Company) any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any such protected activities, disclosures, reports, claims or investigation.

5.11.    Definitions.  In this Agreement:

(a)
“Company Parties” shall include any Person (as defined in Section 6.11(d) below) in the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person.

5.12.	Section 409A.
(a)    If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Executive’s “separation from service” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive).
(b)    For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
(c)    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
(d)    In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
5.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
[signature page to follow]

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 Executed as of the date first written above.

Signed: /s/ David Paterson	Signed: Paul L. Howes
David Paterson (Executive)	Paul L. Howes
President & CEO
Newpark Resources, Inc.

Witness:	Witness: /s/ E. Chipman Earle
Name: E. Chipman Earle

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APPENDIX A
(INDEMNIFICATION AGREEMENT)

APPENDIX B
(CHANGE OF CONTROL AGREEMENT)APPENDIX C
(“RESTRICTED AREA”)

Areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26.	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming

Other states or areas in which Newpark Resources, Inc currently does business:

1.	Western Canada
2.	Gulf of Mexico (off the “ Gulf Coast ”)